UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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VINTAGE PETROLEUM, INC.

(Name of Registrant as Specified In Its Charter)

Not Applicable

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VINTAGE PETROLEUM, INC.

110 West Seventh Street

Tulsa, Oklahoma 74119

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 10, 2005

To the Stockholders of

VINTAGE PETROLEUM, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Vintage Petroleum, Inc., a Delaware corporation (the “Company”), will be held in the Tulsa Room on the 9th Floor, Bank of Oklahoma Tower, One Williams Center, Tulsa, Oklahoma, on Tuesday, May 10, 2005, at 10:00 a.m., local time, for the following purposes:

1.	To elect two directors to Class III for three-year terms;

2.	To consider and act upon a proposal to approve an amendment to the Vintage Petroleum, Inc. 1990 Stock Plan as described in the accompanying proxy statement;

3.	To consider and act upon a proposal to ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for 2005;

4.	To consider and act upon a stockholder proposal; and

5.	To transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on March 23, 2005, as the record date for the meeting, and only holders of the Company’s Common Stock of record at such time will be entitled to vote at the meeting or any adjournment thereof. A complete list of the stockholders entitled to vote at the meeting will be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours for a period of 10 days prior to the date of the meeting at the offices of the Company and at the time and place of the meeting.

By Order of the Board of Directors,

/s/    William C. Barnes

William C. Barnes

Secretary

Tulsa, Oklahoma

April 6, 2005

It is important that your shares be represented at the meeting. Whether or not you plan to attend the meeting, please mark, sign, date and return the accompanying proxy in the enclosed envelope. No postage is required if mailed in the United States. You also have the option of voting your shares on the Internet or by telephone. Voting instructions are printed on your proxy. If you vote by Internet or by telephone, you do NOT need to mail back your proxy. If you do attend the meeting, you may withdraw your proxy and vote in person.

VINTAGE PETROLEUM, INC.

110 West Seventh Street

Tulsa, Oklahoma 74119

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 10, 2005

SOLICITATION AND REVOCATION OF PROXIES

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Vintage Petroleum, Inc., a Delaware corporation (the “Company”), of proxies to be voted at the Annual Meeting of Stockholders of the Company to be held on May 10, 2005, or at any adjournment thereof (the “Annual Meeting”), for the purposes set forth in the accompanying Notice of Annual Meeting. This Proxy Statement and accompanying proxy were first forwarded on or about April 6, 2005, to stockholders of record on March 23, 2005.

If the accompanying proxy is properly executed and returned or a stockholder votes his or her proxy by Internet or by telephone, the shares represented by the proxy will be voted at the Annual Meeting. If a stockholder indicates in his or her proxy a choice with respect to any matter to be acted upon, that stockholder’s shares will be voted in accordance with such choice. If no choice is indicated, such shares will be voted “FOR” (a) the election of all of the nominees for directors listed below, (b) the amendment of the Vintage Petroleum, Inc. 1990 Stock Plan, and (c) the ratification of the appointment of the independent registered public accounting firm, and “AGAINST” the stockholder proposal. A stockholder giving a proxy, whether by mail, the Internet or telephone, may revoke it by giving written notice of revocation to the Secretary of the Company at any time before it is voted, by executing another valid proxy bearing a later date and delivering such proxy to the Secretary of the Company prior to or at the Annual Meeting, by a later-dated vote by Internet or the telephone, or by attending the Annual Meeting and voting in person.

The expenses of this proxy solicitation, including the cost of preparing and mailing this Proxy Statement and accompanying proxy will be borne by the Company. Such expenses will also include the charges and expenses of banks, brokerage firms, and other custodians, nominees or fiduciaries for forwarding solicitation material regarding the Annual Meeting to beneficial owners of the Company’s Common Stock. Solicitation of proxies may be made by mail, telephone, personal interviews or by other means by the Board of Directors or employees of the Company who will not be additionally compensated therefor, but who may be reimbursed for their out-of-pocket expenses in connection therewith. In addition, the Company has retained Mellon Investor Services LLC (“Mellon”) to aid in the solicitation of proxies. For these services, the Company will pay Mellon a fee of $10,000 plus out-of-pocket expenses.

STOCKHOLDERS ENTITLED TO VOTE

Stockholders of record at the close of business on March 23, 2005, will be entitled to vote at the Annual Meeting. As of March 23, 2005, there were issued and outstanding 66,507,302 shares of Common Stock, par value $.005 per share (the “Common Stock”), of the Company. Each share of Common Stock is entitled to one vote. There is no cumulative voting with respect to the election of directors. The presence in person or by proxy of the holders of a majority of the shares issued and outstanding at the Annual Meeting and entitled to vote will constitute a quorum for the transaction of business. Votes withheld from nominees for directors, abstentions and broker non-votes will be counted for purposes of determining whether a quorum has been reached. Votes will be tabulated by an inspector of election appointed by the Board of Directors of the Company. With regard to the election of directors, votes may be cast in favor of or withheld from each nominee; votes that are withheld will have the effect of a negative vote. Abstentions, which may be specified on all proposals except the election of directors, will have the effect of a negative vote. Under applicable Delaware law, a broker non-vote will have no effect on the outcome of the election of directors or other proposals.

PROPOSAL ONE

ELECTION OF DIRECTORS

The Restated Certificate of Incorporation (the “Charter”) of the Company provides that the Board of Directors of the Company (the “Board of Directors”) shall consist of not less than three nor more than fifteen directors, as determined from time to time by resolution of the Board of Directors. The number of directors is currently fixed at eight. The Board of Directors is divided into three classes. The terms of such classes are staggered so that only one class is elected at the annual meeting of stockholders each year for a three-year term. The term of the Class III directors, consisting of Charles C. Stephenson, Jr. and Joseph D. Mahaffey, will expire at the Annual Meeting, and the accompanying proxy solicits your vote for two Class III directors. The terms of the Class I directors and the Class II directors will expire at the annual meeting of stockholders to be held in 2006 and 2007, respectively.

In accordance with the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has nominated Charles C. Stephenson, Jr. and Joseph D. Mahaffey for re-election as directors, each to hold office until the annual meeting of stockholders in 2008 and until his successor is duly elected and qualified, or until the earlier of his death, resignation or retirement. The persons named as proxies in the accompanying proxy, who have been designated by the Board of Directors, intend to vote, unless otherwise instructed in such proxy, for the election of Messrs. Stephenson and Mahaffey. Should either of the nominees become unable for any reason to stand for election as a director of the Company, it is intended that the persons named in such proxy will vote for the election of such other person as the Nominating and Corporate Governance Committee may recommend and the Board of Directors may propose to replace such nominee. The Company knows of no reason why any of the nominees will be unavailable or unable to serve.

The affirmative vote of the holders of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote is required for the election of directors. The Board of Directors recommends a vote “FOR” each of the following nominees for directors.

Nominees for Directors

Class III

(Term Expires May 2008)

Charles C. Stephenson, Jr., age 68. Mr. Stephenson, a co-founder of the Company, has been a Director since June 1983 and Chairman of the Board of Directors of the Company since April 1987. He assumed the position of President and Chief Executive Officer on February 18, 2004. He was previously Chief Executive Officer of the Company from April 1987 to March 1994 and President of the Company from June 1983 to May 1990. From October 1974 to March 1983, he was President of Santa Fe-Andover Company (formerly Andover Oil Company), an independent oil and gas company (“Andover”), and from January 1973 to October 1974, he was Vice President of Andover. Mr. Stephenson also serves as a Director of AAON, Inc. Mr. Stephenson has a B.S. Degree in Petroleum Engineering from the University of Oklahoma.

Joseph D. Mahaffey, age 59. Mr. Mahaffey has been a Director of the Company since June 2001. In 2000, Mr. Mahaffey retired from the Fremont Group, a San Francisco based private investment company, where he had been a Managing Director since December 1995. He was also President of Fremont Energy, a private oil and gas company owned by the Fremont Group, from 1995 to 2000. Prior to joining Fremont, Mr. Mahaffey was a Director and Executive Vice President of Heritage Media Corporation from 1992 to 1994. He was a founder and President of United Meridian Corporation, a Houston based independent exploration and production company, from 1987 to 1992. He held various positions with Gulf Oil Corporation from 1970 until 1985, when it was acquired by Chevron Corp., and at which time he was Treasurer. Mr. Mahaffey has a B.S. Degree in Business Administration from the University of Notre Dame.

Directors Continuing in Office

Class I

(Term Expires May 2006)

Rex D. Adams, age 65. Mr. Adams has been a Director of the Company since February 2003. He is the former Dean of the Fuqua School of Business at Duke University and served on the faculty at Duke from 1996 to 2004. From 1965 to 1996, Mr. Adams was employed by Mobil Corporation, a major integrated oil company, where he served in a number of roles in Mobil’s international operations before joining its Corporate staff. From 1978 to 1983, he was a senior divisional executive in Mobil’s global exploration and production division. He assumed the position of Vice President, Human Resources of Mobil Corporation in 1983 and was subsequently named Vice President, Administration for Mobil Corporation in 1988. Mr. Adams currently serves on the Board of Directors of Public Broadcasting Service (PBS), Amvescap PLC, and Alleghany Corporation. Mr. Adams, a Rhodes Scholar, has an undergraduate degree from Duke University.

William C. Barnes, age 50. Mr. Barnes, a certified public accountant, has been a Director, Treasurer and Secretary of the Company since April 1987, an Executive Vice President of the Company since March 1994 and Chief Financial Officer of the Company since May 1990. He was also a Senior Vice President of the Company from May 1990 to March 1994 and Vice President—Finance of the Company from January 1984 to May 1990. From November 1982 to December 1983, Mr. Barnes was an audit manager for Arthur Andersen & Co., an independent public accounting firm, where he dealt primarily with clients in the oil and gas industry. He was Assistant Controller—Finance of Andover from December 1980 to November 1982. From June 1976 to December 1980, he was an auditor with Arthur Andersen & Co., where he dealt primarily with clients in the oil and gas industry. Mr. Barnes has a B.S. Degree in Business Administration from Oklahoma State University.

John T. McNabb, II, age 60. Mr. McNabb has been a Director of the Company since October 1990. He has been Chairman of the Board of Directors of Growth Capital Partners, L.P., an investment and advisory firm in Houston, Texas serving privately held and public middle market companies based in the Southwest, since March 1992. From June 1990 to January 1992, he was a Managing Director of Bankers Trust Company, managing commercial banking, investment banking and financial advisory activities in the Southwest for Bankers Trust Company, and a director of BT Southwest, Inc., an affiliate of Bankers Trust New York Corporation. From September 1984 to June 1990, Mr. McNabb was employed by investment affiliates of The Prudential Insurance Company of America where he provided a wide range of investment banking services and corporate finance expertise to corporate clients. He holds an undergraduate degree and M.B.A. from Duke University.

Class II

(Term Expires May 2007)

William L. Abernathy, age 53. Mr. Abernathy has been a Director since October 1999, and an Executive Vice President and Chief Operating Officer of the Company since December 1997. He was Senior Vice President—Acquisitions of the Company from March 1994 to December 1997, Vice President—Acquisitions of the Company from May 1990 to March 1994 and Manager—Acquisitions of the Company from June 1987 to May 1990. From June 1976 to June 1987, Mr. Abernathy was employed by Exxon Company USA, where he served at various times as Senior Staff Engineer, Senior Supervising Engineer and in other engineering capacities, with assignments in drilling, production and reservoir engineering in the Gulf Coast and offshore. He has B.S. and M.S. Degrees in Mechanical Engineering from Auburn University.

Bryan H. Lawrence, age 62. Mr. Lawrence has been a Director of the Company since January 1987. He is a founder and has been a senior manager of Yorktown Partners LLC, which manages certain investment partnerships, since September 1997. Mr. Lawrence had been employed by Dillon Read & Co. Inc., an investment banking firm (“Dillon Read”), since 1966, serving most recently as a Managing Director until the merger of Dillon Read with SBC Warburg in September 1997. Mr. Lawrence also serves as a Director of Crosstex Energy, Inc., D & K Healthcare Resources, Inc., Hallador Petroleum Company and TransMontaigne Inc. Mr. Lawrence is a graduate of Hamilton College and also has an M.B.A. from Columbia University.

Gerald J. Maier, age 76. Mr. Maier has been a Director of the Company since September 2002. He has been Chairman of Granmar Investment, Ltd., a private family enterprise, since 1986. From 1985 to 1994,

he served as President and Chief Executive Officer of TransCanada PipeLines, a natural gas transmission and power company. He also served as Chairman of TransCanada PipeLines from 1992 until his retirement in 1998. Mr. Maier was President and Chief Executive Officer of Bow Valley Industries Ltd., an oil and gas company, from 1982 to 1985. Mr. Maier also serves as a Director of Canadian Superior Energy Inc. Mr. Maier has a B.Sc. Degree in Petroleum Engineering from the University of Alberta.

Corporate Governance and Board Matters

The Company is committed to having prudent corporate governance principles. The Company believes that such principles help maintain the Company’s integrity in the marketplace. The Company’s Corporate Governance Guidelines are available on the Company’s website at http://www.vintagepetroleum.com and in print upon request to the Secretary of the Company, 110 West Seventh Street, Tulsa, Oklahoma 74119.

Compensation of Directors. Employee directors receive no additional compensation for service on the Board of Directors or any committee thereof. During 2004, non-employee directors received an annual retainer of $50,000. In addition, the Chair of the Audit Committee of the Board of Directors received an annual retainer of $5,000 and the Chair of each other committee of the Board of Directors received an annual retainer of $3,000. Furthermore, non-employee directors received an annual grant of $50,000 of restricted stock under the Company’s 1990 Stock Plan with vesting to occur upon retirement from the Board of Directors. In December 2004, upon the recommendation of the Compensation Committee of the Board of Directors following its review of market data and other information provided by an independent compensation consultant, the Board of Directors approved an increase in non-employee director compensation. Effective January 1, 2005, non-employee directors will receive an annual retainer of $60,000. The non-employee directors may elect to receive, in lieu of cash, all or a portion of such annual retainer in restricted stock rights granted under the Company’s 1990 Stock Plan with vesting to occur upon retirement from the Board of Directors. In addition, the Chair of the Audit Committee of the Board of Directors will receive an annual retainer of $15,000 and the Chair of each other committee of the Board of Directors will receive an annual retainer of $5,000. Further, non-employee directors will receive an annual grant of $75,000 of restricted stock rights under the Company’s 1990 Stock Plan with vesting to occur upon retirement from the Board of Directors.

All directors are reimbursed by the Company for out-of-pocket expenses incurred by them in connection with their service on the Board of Directors and any committee thereof.

Board Independence. The Board of Directors has affirmatively determined that each of Messrs. Adams, Lawrence, Mahaffey, Maier and McNabb is an “independent director” under the current listing standards of the New York Stock Exchange. In doing so, the Board determined that each of Messrs. Adams, Lawrence, Mahaffey, Maier and McNabb had no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company). To guide its determination of whether a director is independent, the Board utilized the categorical standards attached hereto as Exhibit A. Messrs. Stephenson, Abernathy and Barnes are not considered to be “independent directors” because of their employment as senior executives of the Company.

Meetings and Committees of the Board of Directors. During 2004, the Board of Directors held five meetings. Each director was present at 75% or more of the aggregate of the meetings of the Board of Directors and of the committees of the Board of Directors on which he served during 2004. In addition, the Board of Directors took action seven times during 2004 by unanimous written consent. Each director is encouraged to attend annual meetings of stockholders of the Company. All of the directors, other than Mr. Lawrence, attended the Company’s 2004 Annual Meeting of Stockholders.

The Board of Directors has three standing committees: Audit, Compensation and Nominating and Corporate Governance. Each of the members of each of the committees qualifies as an “independent director” under the current listing standards of the New York Stock Exchange. All committees report on their activities to the Board of Directors.

Audit Committee. The Audit Committee is composed of Messrs. McNabb (Chairman), Lawrence, Maier and Mahaffey. Mr. Mahaffey was the Chairman through December 31, 2004. The Audit Committee operates under a written charter. This charter is available on the Company’s website at

http://www.vintagepetroleum.com and in print upon request to the Secretary of the Company, 110 West Seventh Street, Tulsa, Oklahoma 74119. The Board of Directors has determined that it has at least one “audit committee financial expert” serving on the Audit Committee and that person is Mr. McNabb. The Audit Committee assists the Board of Directors in monitoring the integrity of the financial statements of the Company, the independent registered public accounting firm’s qualifications and independence, the performance of the Company’s internal audit function and independent registered public accounting firm, and the Company’s compliance with legal and regulatory requirements. In carrying out these purposes, the Audit Committee, among other things, appoints, evaluates and approves the compensation of the Company’s independent registered public accounting firm, reviews and approves the scope of the annual audit and the audit fee, pre-approves all auditing services and permitted non-audit services, annually considers the qualifications of the independent registered public accounting firm and the independence of the independent registered public accounting firm, reviews the results of internal audits, compliance with any of the Company’s written policies and procedures and the adequacy of the Company’s system of internal accounting controls, prepares the Audit Committee report for inclusion in the annual proxy statement, and annually reviews the Audit Committee charter and the committee’s performance. The Audit Committee has also established procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of the Company of concerns regarding accounting or auditing matters. The Audit Committee met 10 times during 2004. The Audit Committee took action three times during 2004 by unanimous written consent.

Compensation Committee. The Compensation Committee is composed of Messrs. Adams (Chairman), McNabb and Mahaffey. Mr. McNabb was the Chairman through December 31, 2004. The Compensation Committee operates under a written charter. This charter is available on the Company’s website at http://www.vintagepetroleum.com and in print upon request to the Secretary of the Company, 110 West Seventh Street, Tulsa, Oklahoma 74119. The Compensation Committee has overall responsibility for approving and evaluating the director and officer compensation plans, policies and programs of the Company. Specifically, among other things, the Compensation Committee annually reviews and approves corporate goals and objectives relevant to Chief Executive Officer compensation and evaluates the Chief Executive Officer’s performance in light of these goals and objectives, annually reviews and approves salaries, bonuses and equity-based compensation for the Chief Executive Officer, annually reviews and makes recommendations to the Board of Directors with respect to the salaries and bonuses for the other executive officers of the Company and the compensation policies for the non-employee directors of the Company, and administers the Company’s 1990 Stock Plan. The Compensation Committee met once during 2004. The Compensation Committee took action 11 times during 2004 by unanimous written consent.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is composed of Messrs. Maier (Chairman), Adams, Lawrence and McNabb. The Nominating and Corporate Governance Committee operates under a written charter. This charter is available on the Company’s website at http://www.vintagepetroleum.com and in print upon request to the Secretary of the Company, 110 West Seventh Street, Tulsa, Oklahoma 74119. The Nominating and Corporate Governance Committee is responsible for recommending candidates to fill vacancies on the Board of Directors as such vacancies occur, as well as the slate of nominees for election as directors by stockholders at each annual meeting of stockholders. Additionally, the Nominating and Corporate Governance Committee makes recommendations to the Board of Directors regarding the composition of and changes in the size of the Board of Directors, director nominees for committees of the Board of Directors and Board corporate governance guidelines applicable to the Company. The Nominating and Corporate Governance Committee leads the Board of Directors in its annual review of the Board’s performance and oversees the evaluation of management. The Nominating and Corporate Governance Committee also works with the Board of Directors to identify and evaluate potential successors to the Chief Executive Officer of the Company. The Nominating and Corporate Governance Committee met two times during 2004.

Consideration of Director Nominees. The Nominating and Corporate Governance Committee will consider director candidates submitted to it by other directors, employees and stockholders. The Committee also has the authority under its charter to retain a third-party search firm to identify candidates upon request of the Committee from time to time. A stockholder who wishes to recommend a prospective nominee for the Board should notify the Secretary of the Company or any member of the Nominating and Corporate Governance Committee in writing with the nominee’s name, qualifications and whatever other supporting material the stockholder considers appropriate. As described below, the Company’s Charter permits stockholders to nominate director candidates for consideration at the Company’s annual meeting of stockholders.

Once a prospective nominee has been identified, the Committee makes an initial determination as to whether to conduct a full evaluation of the candidate. The initial determination focuses on the information provided to the Committee with the recommendation of the prospective candidate and the Committee’s own knowledge of the candidate, which may be supplemented by inquiries to the person making the recommendation or others. The Committee also assesses the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood the candidate can satisfy the qualifications considered by the Committee for director candidates. If the Committee determines, after consultation with the Chairman of the Board and other directors as appropriate, that additional consideration is warranted, it may request a third-party search firm to gather additional information about the candidate. The Committee then evaluates the candidate against the qualifications considered by the Committee for director candidates which include an attained position of leadership in the candidate’s field of endeavor, business and financial experience, demonstrated exercise of sound business judgment, expertise relevant to the Company’s business, if any, and the ability to serve the interests of all stockholders. The Committee also assesses the candidate’s qualifications as an “independent director” under the New York Stock Exchange’s current listing standards. The candidate must be able to devote the time, energy and attention as may be necessary to properly discharge his or her responsibilities as a director. As part of this evaluation, one or more members of the Committee, and others as appropriate, will interview the candidate. After completing this evaluation, the Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation of the Committee.

The Company’s Charter provides that nominations of candidates for election as directors of the Company may be made at a meeting of stockholders by or at the direction of the Board of Directors or by any stockholder entitled to vote at such meeting who complies with the advance notice procedures set forth therein. These procedures require any stockholder who intends to make a nomination for director at the meeting to deliver notice of such nomination to the Secretary of the Company not less than 45 nor more than 90 days before the meeting. The notice must contain all information about the proposed nominee as would be required to be included in a proxy statement soliciting proxies for the election of such nominee, including such nominee’s written consent to serve as a director if so elected. If the Chairman of the meeting determines that a person is not nominated in accordance with the nomination procedure, such nomination will be disregarded. The Company’s By-laws provide that the annual meeting of stockholders to be held each year will be on the second Tuesday in May.

Executive Sessions. The non-management directors of the Company meet at least quarterly in executive sessions. The non-management directors designated Mr. McNabb as the presiding director for 2004 and he chaired these sessions during 2004. The non-management directors have designated Mr. Lawrence to serve as presiding director for 2005.

Communications with the Board of Directors. Stockholders and other parties interested in communicating directly with the presiding director, with the non-management directors as a group, or with the Board of Directors may do so by writing to Presiding Director, Vintage Petroleum, Inc., 110 West Seventh Street, Suite 2300, Tulsa, Oklahoma 74119. The independent directors of the Company have approved a process for handling these letters received by the Company. Under this process, the General Counsel of the Company reviews all such correspondence and promptly forwards to each member of the Board of Directors, or each non-management director, as appropriate, a summary of all such correspondence and copies of all correspondence that, in the opinion of the General Counsel of the Company, deals with the function of the Board of Directors or its committees or that he otherwise determines requires the attention of the directors. Directors may at any time review a log of all such correspondence received by the Company and request copies of any such correspondence. Concerns relating to accounting, internal accounting controls or auditing matters are handled in accordance with the procedures established by the Audit Committee with respect to such matters.

Code of Conduct and Ethics. The Company has adopted both a Code of Business Conduct and Ethics for directors, officers and employees and an additional separate Code of Ethics for the Chief Executive Officer and senior financial officers. Both Codes are available on the Company’s website at http://www.vintagepetroleum.com and in print upon request to the Secretary of the Company, 110 West Seventh Street, Tulsa, Oklahoma 74119. The Company intends to post amendments to or waivers from its

Code of Business Conduct and Ethics (to the extent applicable to executive officers and directors of the Company) and Code of Ethics for the Chief Executive Officer and senior financial officers (to the extent applicable to the Chief Executive Officer, Chief Financial Officer and Controller of the Company) on that website.

PROPOSAL TWO

APPROVAL OF AMENDMENT NUMBER 8 TO

THE VINTAGE PETROLEUM, INC. 1990 STOCK PLAN

General and Description of Proposed Amendment

Stockholder action at the Annual Meeting will be requested with respect to the approval of Amendment Number 8 (the “Amendment”) to the Vintage Petroleum, Inc. 1990 Stock Plan, as amended (the “1990 Plan”). The sole purpose of the Amendment is to make the co-founders of the Company eligible to receive awards under the 1990 Plan. The 1990 Plan authorizes the grant of awards to key employees (including officers and directors who are employees) of the Company, as well as to non-employee directors of the Company, but the language of the 1990 Plan specifically excludes Charles C. Stephenson, Jr. and Jo Bob Hille, who were the co-founders of the Company, from eligibility to receive awards under the 1990 Plan. The Amendment deletes the language that excludes Mr. Stephenson and Mr. Hille from eligibility. Mr. Stephenson reassumed his position as President and Chief Executive Officer of the Company in February 2004. The Compensation Committee, which administers the 1990 Plan, desires to have the flexibility to be able to compensate Mr. Stephenson for his services to the Company under the 1990 Plan like the other executive officers of the Company and in a manner that is commensurate with compensation to chief executive officers of peer companies in the oil and gas industry. Mr. Hille is no longer an employee or director of the Company and, accordingly, will not receive any awards under the 1990 Plan.

A copy of the Amendment is attached hereto as Exhibit B. A copy of the 1990 Plan will be furnished by the Company to any stockholder upon written request to the Secretary of the Company, 110 West Seventh Street, Tulsa, Oklahoma 74119. The Amendment, which was approved by the Board of Directors on March 16, 2005, will not take effect unless approved by the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote.

Summary of the 1990 Plan

General. On June 1, 1990, the Board of Directors adopted, and the stockholders of the Company approved, the 1990 Plan. Since then, the Board of Directors and the stockholders of the Company have approved amendments to the 1990 Plan which increased the total number of shares of Common Stock available for issuance pursuant to awards granted under the 1990 Plan. Currently, the 1990 Plan provides that the number of shares of Common Stock that may be subject to outstanding awards from time to time under the 1990 Plan is equal to 10 percent of the total number of outstanding shares of Common Stock minus the total number of shares of Common Stock subject to outstanding awards under any other stock-based plan for employees or directors of the Company. All shares of Common Stock issuable within 60 days upon conversion or exchange of outstanding convertible or exchangeable securities of the Company that generally are publicly traded are treated as outstanding for purposes of computing the number of outstanding shares of Common Stock. (The Company does not presently have outstanding any such convertible or exchangeable securities.) The Vintage Petroleum, Inc. Non-Management Director Stock Option Plan (the “Director Plan”) is currently the only other stock-based plan of the Company with outstanding awards. As of March 23, 2005, there were stock options for a total of 20,000 shares outstanding under the Director Plan. As of March 23, 2005, there were issued and outstanding 66,507,302 shares of Common Stock.

The 1990 Plan provides that when computing the total number of shares of Common Stock subject to outstanding awards at any one time under the 1990 Plan, one counts the number of shares subject to outstanding options, stock appreciation rights and restricted stock or restricted stock rights awards (to the extent that the shares subject to such restricted stock or restricted stock rights awards are subject to a risk of forfeiture). However, one does not count the number of shares that have been issued upon prior exercise of options, the number of shares that were subject to previously settled stock appreciation rights and the number of shares issued under restricted stock or restricted stock rights awards for which the risk of forfeiture has lapsed. In addition, the 1990 Plan provides that the maximum number of shares of Common Stock that may be delivered through incentive stock options under the 1990 Plan is 6,241,186.

The 1990 Plan provides that if any shares subject to an award are not issued or transferred, or cease to be issuable or transferable for any reason, such as forfeiture, termination, expiration or settlement in cash in lieu of shares, then the shares subject to the award no longer count against the number of available shares and are again available for issue, transfer or exercise pursuant to awards under the 1990 Plan. If the Company reduces the number of outstanding shares of Common Stock through repurchases, redemptions or otherwise, the 1990 Plan provides that no such reduction will impair the validity of any outstanding award or impair the status of any shares previously issued pursuant to an award or thereafter issued pursuant to a then-outstanding award.

The 1990 Plan permits the granting of awards to (a) key employees, including officers and directors who are employees, of the Company or its subsidiaries and (b) non-employee directors of the Company. The 1990 Plan contains no limitation on the number of shares that may be awarded to any participant. The stock issuable under the 1990 Plan may be authorized and unissued shares or treasury shares.

Except as discussed below, the 1990 Plan is administered by the Compensation Committee of the Board of Directors (the “Committee”). The members of the Committee are also currently eligible for awards under the 1990 Plan. The Committee is authorized to determine plan participants, the types and amount of awards to be granted and the terms, conditions and provisions of awards, prescribe forms of award agreements, interpret the 1990 Plan, establish, amend and rescind rules and regulations relating to the 1990 Plan and make all other determinations which may be necessary or advisable for the administration of the 1990 Plan. Any and all powers, authorizations and discretions granted by the 1990 Plan to the Committee are likewise exercisable at any time by the Board of Directors. The Board of Directors currently administers the 1990 Plan with respect to grants to non-employee directors of the Company. Although a determination has not been made as to the number of employees currently eligible for consideration as participants in the 1990 Plan, there are 108 employees and five non-employee directors who currently hold awards under the 1990 Plan.

Summary of Awards. The 1990 Plan permits the granting of any or all of the following types of awards: (a) stock options, (b) stock appreciation rights (“SARs”), (c) restricted stock, and (d) restricted stock rights. Generally, awards under the 1990 Plan are granted for no consideration other than prior and future services. Awards granted under the 1990 Plan may, in the discretion of the Committee, be granted alone or in addition to, in tandem with or in substitution for any other award under the 1990 Plan or other plan of the Company. Such grants can include grants of options after a decline in the market price of the Company’s Common Stock in substitution for previously granted options having a higher exercise price.

Stock options granted pursuant to the 1990 Plan may, at the discretion of the Committee, be either incentive stock options (“ISOs”) (which may be granted only to employees), within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or non-qualified stock options. The exercise price of an ISO may not be less than the fair market value of the Common Stock on the date of grant (or 110 percent of such fair market value in the case of ISOs granted to employees who possess more than 10 percent of the combined voting power of all classes of stock of the Company (a “10 percent employee”)). In the case of non-qualified stock options, the exercise price shall be as determined by the Committee in its sole discretion, except that it shall not be less than 85 percent of the fair market value of the Common Stock on the date of grant. The Company, however, has never granted any options under the 1990 Plan with an exercise price below the fair market value of the Common Stock on the date of grant. Options granted pursuant to the 1990 Plan are exercisable in whole or in part at such time or times as determined by the Committee, except that ISOs may not be exercised after the expiration of 10 years from the date granted (five years in the case of a 10 percent employee). Generally, options may be exercised by the payment of cash, promissory notes, stock or a combination thereof, except that executive officers and directors of the Company may not pay by promissory notes.

Any SARs granted under the 1990 Plan will give the holder the right to receive cash or stock in an amount equal to the difference between the fair market value of a share of Common Stock on the date of exercise and the grant price. The grant price of an SAR is determined by the Committee but may not be less than the fair market value of a share of Common Stock on the date of grant. Methods of exercise and settlement and other terms of SARs are determined by the Committee. The Company has never granted any SARs under the 1990 Plan.

The Committee may award restricted stock, generally consisting of shares which may not be disposed of by participants until certain restrictions established by the Committee lapse. Such restrictions may lapse in whole or in installments as the Committee determines. A participant receiving restricted stock will have all of the rights of a stockholder of the Company, including the right to vote the shares and the right to receive any dividends, unless the Committee otherwise determines. Upon termination of employment during the restriction period, restricted stock will be forfeited, subject to such exceptions, if any, as are authorized by the Committee. The Committee, in its discretion, may also issue restricted stock rights, which represent the right to receive shares of Common Stock upon vesting. The rights are considered “restricted” because they are subject to forfeiture and restrictions on transfer prior to vesting and the related issuance of shares. A participant receiving restricted stock rights will not be a stockholder of the Company and will not be entitled to vote or receive dividends, if any, until the rights vest, at which time the related shares will be issued to the participant.

Awards are not transferable other than by will or the laws of descent and distribution. In the event of any change affecting the shares of Common Stock by reason of any stock dividend or split, recapitalization, merger, consolidation, spin-off, combination or exchange of shares, or other corporate change or any distributions to Common Stock holders, the Committee may make such substitution or adjustment in the aggregate number or kind of shares which may be distributed under the 1990 Plan and in the number, kind and exercise, grant or purchase price of shares subject to the outstanding awards granted under the 1990 Plan, or make provisions for a cash payment relating to any award, as it deems to be appropriate in order to maintain the purpose of the original grant.

Amendment to and Termination of the 1990 Plan. The Board of Directors may amend, alter, suspend, discontinue or terminate the 1990 Plan without the consent of stockholders or participants, except that stockholder approval of such action will be sought if such approval is required by any federal or state law or regulation, or if the Board of Directors in its discretion determines that obtaining such stockholder approval is advisable. Unless earlier terminated by the Board of Directors, the 1990 Plan will terminate on May 8, 2010. Any awards outstanding at the time of such termination will remain in force in accordance with the terms of the awards and the 1990 Plan.

Change of Control. In the event of a Change of Control of the Company, all outstanding awards under the 1990 Plan, regardless of any limitations or restrictions, become fully exercisable and freed of all restrictions. In such event, with certain exceptions, participants will receive cash payments equal to the value of their outstanding awards based on the “change of control price” as defined in the 1990 Plan. For most purposes of the 1990 Plan, a Change of Control is deemed to have occurred: (a) upon the acquisition by any person of 20 percent or more of the Company’s outstanding voting stock; (b) if individuals constituting the Board of Directors, or those nominated by at least two-thirds of such individuals or successors nominated by them, cease to constitute a majority of the Board of Directors; (c) upon stockholder approval of a merger, consolidation or similar transaction or consummation of any such transaction if stockholder approval is not required; (d) upon stockholder approval of a plan of liquidation of the Company or the sale or disposition of substantially all of the Company’s assets; or (e) if the Board of Directors or a committee thereof adopts a resolution to the effect that a Change of Control has occurred.

Federal Income Tax Consequences. The Company believes that under present Federal income tax laws the following are the Federal income tax consequences generally arising with respect to awards granted under the 1990 Plan. The grant of an option or SAR will create no tax consequences for the participant or the Company. The participant will have no taxable income upon exercising an ISO (except that the alternative minimum tax may apply) and the Company will receive no deduction. Upon exercising an option other than an ISO, a participant will recognize ordinary income equal to the difference between the exercise price and the fair market value of the stock acquired on the date of exercise. Upon exercising an SAR, a participant will recognize ordinary income equal to the cash or the fair market value of the stock received on the date of exercise. In the case of the exercise of a non-qualified stock option or SAR, the Company generally will be entitled to a deduction for the amount recognized as ordinary income by the participant, unless such deduction is limited by Section 162(m) of the Internal Revenue Code. The treatment to a participant of a disposition of shares acquired upon the exercise of an SAR or option depends on how long the shares have been held and on whether such shares are acquired by exercising an ISO or by exercising an option other than an ISO.

Generally, there will be no tax consequences to the Company in connection with a disposition of shares acquired under an option except that the Company will be entitled to a deduction (and the employee will recognize ordinary income) if shares acquired under an ISO are disposed of before the applicable ISO holding periods have been satisfied.

With respect to awards granted under the 1990 Plan involving stock or stock rights that are restricted as to transferability and subject to a substantial risk of forfeiture, a participant will recognize ordinary income equal to the fair market value of the shares received at the earlier of the time at which the shares become transferable or not subject to a substantial risk of forfeiture unless, in the case of a restricted stock award, but not in the case of restricted stock rights, the participant elects to be taxed at the time of the award notwithstanding the restrictions (to minimize the tax payable in respect of the appreciation in the value of the stock from the time it is awarded until the restrictions lapse). The Company generally will be entitled to a deduction for the same amount, unless such deduction is limited by Section 162(m) of the Internal Revenue Code.

The foregoing provides only a very general description of the application of Federal income tax laws to awards under the 1990 Plan. The summary does not address the effects of foreign, state and local tax laws.

Awards Granted. As of March 23, 2005, incentive and non-qualified stock options and restricted stock and restricted stock rights for a total of 2,134,839 shares are outstanding under the 1990 Plan. All of the outstanding options were granted at the fair market value of the Common Stock on the date of grant, and expire up to 10 years after the date of grant. As of such date, there were 4,495,891 shares available for future grants of awards under the 1990 Plan. Since June 1, 1990, the date of inception of the 1990 Plan, awards for the following number of shares have been granted under the 1990 Plan to the named executive officers of the Company and specified groups: S. Craig George (former President and Chief Executive Officer), 1,236,000 shares; William C. Barnes (Executive Vice President and Chief Financial Officer), 997,200 shares; William L. Abernathy (Executive Vice President and Chief Operating Officer), 911,600 shares; Larry W. Sheppard (Senior Vice President-New Ventures), 383,950 shares; William E. Dozier (Senior Vice President–Business Development), 543,800 shares; all current executive officers as a group, 4,052,920 shares; all current directors who are not executive officers as a group, 135,181 shares; and all employees, excluding executive officers, as a group, 5,891,533 shares. Mr. Stephenson (Chairman of the Board of Directors, President and Chief Executive Officer) has not been eligible to receive awards under the 1990 Plan. Future awards under the 1990 Plan are not yet determinable. The closing price for the Common Stock on the New York Stock Exchange on March 23, 2005, was $31.52.

Vote Required

The affirmative vote of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote is required for approval of the Amendment. The Board of Directors recommends a vote “FOR” approval of the Amendment.

PROPOSAL THREE

RATIFICATION OF APPOINTMENT

OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP (“Ernst & Young”) as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2005. A proposal will be presented at the Annual Meeting asking the stockholders to ratify the appointment of Ernst & Young as the Company’s independent registered public accounting firm. If the stockholders do not ratify the appointment of Ernst & Young, the Audit Committee will reconsider the appointment.

The affirmative vote of the holders of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote is required for the adoption of this proposal. The Board of Directors recommends a vote “FOR” the ratification of Ernst & Young as independent registered public accounting firm for 2005.

A representative of Ernst & Young will be present at the Annual Meeting. Such representative will be given the opportunity to make a statement if he desires to do so and will be available to respond to appropriate questions.

Fees of Independent Registered Public Accounting Firm

Audit Fees

The aggregate fees billed by Ernst & Young for professional services rendered for the audit of the Company’s annual financial statements, the attestation and report on the assessment of internal control over financial reporting, statutory audits of certain subsidiaries, reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q, consultations, attest services and other consents to or assistance with Securities and Exchange Commission filings for the years ended December 31, 2004, and December 31, 2003, were $776,479 and $334,208, respectively. In addition, aggregate fees for 2003 totaling $306,600 were billed by Ernst & Young for professional services rendered for audits of the Company’s annual financial statements for the three fiscal years ended December 31, 2001, which had previously been audited by Arthur Andersen LLP.

Audit Related Fees

Audit Related Fees include fees for professional services rendered for assurance and related services that are traditionally performed by the independent registered public accounting firm. These include fees for the audit of the Company’s 401(k) Plan, the audit of the Company’s Canadian operations for disposition purposes and other consultations. The aggregate audit related fees billed by Ernst & Young for the years ended December 31, 2004, and December 31, 2003, were $76,586 and $12,000, respectively.

Tax Fees

Tax fees include tax compliance fees and tax consulting fees. Tax compliance fees include fees for preparation and review of tax returns, outsourcing of ad valorem tax compliance, preparation of claims for refunds and other tax compliance services and assistance. The aggregate fees billed by Ernst & Young for professional services relating to tax compliance for the years ended December 31, 2004, and December 31, 2003, were $288,068 and $265,894, respectively.

Tax consulting fees include fees for assistance with tax audits and tax advice and assistance relating to: mergers, acquisitions and divestitures; global taxation planning; tax-efficient corporate structuring; and general tax-related consultation. The aggregate fees billed by Ernst & Young for professional services relating to tax consulting for the years ended December 31, 2004, and December 31, 2003, were $608,015 and $924,046, respectively.

All Other Fees

The Company did not engage Ernst & Young for any additional professional services other than as disclosed above for the years ended December 31, 2004, and December 31, 2003.

Audit Committee Pre-Approval Policy

All audit fees, audit related fees and tax fees disclosed above for the year ended December 31, 2004 were pre-approved by the Audit Committee, which concluded that the provision of such services by Ernst & Young was compatible with the maintenance of Ernst & Young’s independence on the conduct of its auditing functions. The Company’s Audit Committee Pre-Approval Policy provides for pre-approval of audit, audit related, tax and all other services specifically described by the Audit Committee in appendices to the policy on an annual basis. Such services are pre-approved up to a specified dollar threshold. All other permitted services, as well as proposed services exceeding such specified dollar thresholds, must be separately pre-approved by the Audit Committee. The policy authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services. To date, the Audit Committee has not delegated any such pre-approval authority.

PROPOSAL FOUR

STOCKHOLDER PROPOSAL ON CLIMATE CHANGE REPORT

Proponents of the following stockholder proposal have stated that they intend to present the proposal at the Annual Meeting. In accordance with applicable proxy regulations, the following proposal and supporting statement, as submitted by the proponents, are set forth below. The Company is not responsible for the content of the proposal or supporting statement. The Board of Directors has recommended a vote “AGAINST” the proposal for the reasons set forth below.

Stockholder Proposal

The following proposal has been submitted by the Nathan Cummings Foundation, as lead proponent, and co-sponsored by the Amalgamated Bank LongView SmallCap 600 Index Fund and the Sisters of St. Joseph Charitable Fund. The address and number of shares of the Company’s common stock held by each of the proponents will be provided upon oral or written request to the Company’s Secretary.

CLIMATE CHANGE REPORT

WHEREAS:

The American Geophysical Union, the world’s largest organization of earth, ocean and climate scientists, states it is “virtually certain” that greenhouse gas (GHG) emissions cause global warming and that the warming will continue.

A 2004 report by the Bush Administration’s Climate Change Science Program stated that increases in human-derived GHG emissions are the only likely explanation for global warming over the past three decades.

The Environmental Protection Agency’s “Climate Action Report — 2002,” concluded that climate change poses risks to coastal communities due to sea level rise, water shortages, and increases in the heat index and heat wave frequency. Polls in 2003 and 2004 found 75-80% of Americans favor mandatory controls on GHG emissions.

Carbon regulation is growing. The Kyoto Protocol will cap GHG emissions in 30 industrialized countries beginning in 2005. At least half of U.S. states are addressing global warming through legislation, lawsuits or governors’ programs.

A 2004 Conference Board report declared, “The global economy will become less carbon-intensive over time…The real questions are what the pace of the transition will be and who will be the winners and losers…[B]usinesses that ignore the debate over climate change will do so at their peril.”

We believe our industry is highly exposed to climate change risk; over half of US GHG emissions are from oil and gas combustion, according to the Energy Information Administration.

Analysts at Goldman Sachs, Deloitte & Touche, Booz Allen, McKinsey, Bank of America, and WestLB Panmure have recognized the financial risks of climate change and raised concerns about companies that do not adequately disclose them.

Industry leaders like Shell, BP, ConocoPhillips, Statoil, Amerada Hess and Suncor are taking actions to reduce their exposure to climate related risks, including assuming a cost for carbon in their strategic planning, reporting and reducing their GHG emissions, engaging in emissions trading, and investing in renewable energy. BP reports that its emissions reduction activities have generated savings with an NPV of $650 million.

According to Oil and Gas Investor, the industry’s environmental record is hurting its ability to attract strong employees. Companies like BP claim that their proactive stance on climate change helps to recruit and retain quality employees.

RESOLVED: Shareholders request that a committee of independent directors of the Board assess how the company is responding to rising regulatory, competitive, and public pressure to significantly reduce carbon dioxide and other greenhouse gas emissions and report to shareholders (at reasonable cost and omitting proprietary information) by September 1, 2005.

SUPPORTING STATEMENT:

We believe management has a fiduciary duty to assess and disclose to shareholders all pertinent information about its response to climate change. We believe early action to reduce emissions and prepare for standards could provide competitive advantages, while inaction and opposition to emissions control efforts could expose companies to regulatory, litigation, and reputation risk.

Board of Directors’ Statement in Opposition

ALTHOUGH THE COMPANY SUPPORTS AND IMPLEMENTS EFFORTS TO

REDUCE GHG EMISSIONS, THE COMPANY’S BOARD OF DIRECTORS

UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” THIS PROPOSAL

FOR THE FOLLOWING REASONS

Because the Company derives its benefits from the Earth’s resources, the Board of Directors and management take the Company’s responsibilities to the environment seriously. This includes responsibilities relating to harmful emissions. However, the Board of Directors believes that an assessment and report by a committee of independent directors would result in the incurrence of unnecessary costs and will not create added value to the stockholders.

The Company is proactive with respect to its environmental responsibilities. The Company regularly identifies and monitors compliance with applicable environmental regulations as a normal part of its operations. The Company participates as a member in trade organizations that address regulatory rulemaking in the countries in which it operates. In conducting its exploration and production operations, the Company is careful to engage skilled consultants and contractors. Together with its consultants and contractors, the Company strives to avoid environmental degradation and mitigate harm by timely addressing regulatory rulemaking, record-keeping, reporting and compliance at the national, state and local levels with respect to air emissions, soil and water conditions, and chemical and waste management. Internationally, the Company takes responsible action on environmental initiatives in all of its operations. The Board of Directors and management believe the Company’s emission reduction efforts are well managed by equipping for energy efficiencies and cost-effective operations.

Ensuring continued growth of stockholder value in a socially responsible manner requires a balanced assessment of all risks and rewards that the Company faces, which necessarily includes those risks relating to environmental challenges. The Board of Directors is also mindful that the Company is already obligated to discuss with its stockholders the Company’s costs of compliance with and risks posed by environmental laws. The Board of Directors believes that the Company’s public disclosures and reports already adequately discuss its response to the numerous regulatory issues that it faces, including environmental issues.

The Company intends to continue to take responsibility for assuring that it is a good steward of the environment and is complying with the laws and regulations where it does business. The Board of Directors believes that the Company is adequately protecting the interests of its stockholders and addressing the issues raised in this proposal given the nature of its operations. In addition, the Board of Directors believes the proposal would unnecessarily increase administrative burdens and costs, diverting the Company from its primary goal of building stockholder value. Accordingly, the Company’s Board of Directors recommends that you vote “AGAINST” the proposal.

The affirmative vote of the holders of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote is required for the adoption of this proposal.

PRINCIPAL STOCKHOLDERS AND

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth certain information as of March 11, 2005, regarding the ownership of the Company’s Common Stock by (a) all persons known by the Company to be beneficial owners of more than five percent of such stock, (b) each director and nominee for director of the Company, (c) each of the executive officers of the Company named in the Summary Compensation Table below, and (d) all executive officers and directors of the Company as a group. Unless otherwise noted, the persons named below have sole voting and investment power with respect to such shares.

Name of Owner or Identity of Group	Shares Beneficially Owned(1)		Percentage of Class(1)
Charles C. Stephenson, Jr.(2)	10,428,677	(3)	15.7%
Neuberger Berman, Inc.	6,296,750	(4)	9.5%
Wellington Management Company, LLP	5,550,360	(5)	8.4%
FMR Corp., et al.	3,538,300	(6)	5.3%
William C. Barnes	970,974	(7)	1.5%
William L. Abernathy	446,856	(8)	*
Larry W. Sheppard	176,784	(9)	*
Bryan H. Lawrence	85,578	(10)	*
William E. Dozier	35,247	(11)	*
S. Craig George	21,295		*
Joseph D. Mahaffey	20,678	(12)	*
John T. McNabb, II	18,422	(13)	*
Gerald J. Maier	9,678		*
Rex D. Adams	9,678		*
All executive officers and directors as a group (17 persons)	13,016,557	(14)	19.3

*	Represents less than 1% of the Common Stock outstanding.

(1)	Shares beneficially owned include restricted stock held by the executive officers and directors of the Company over which they have voting power but not investment power. Shares of Common Stock which were not outstanding but which could be acquired by a person upon exercise of an option within sixty days of March 11, 2005, are deemed outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by such person. Such shares, however, are not deemed to be outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by any other person.

(2)	The stockholder’s address is 110 West Seventh Street, Tulsa, Oklahoma 74119.

(3)	Includes 9,710,797 shares held by Stephenson Equity Co., a general partnership controlled by Mr. Stephenson. Does not include 200 shares owned by Mr. Stephenson’s wife. Mrs. Stephenson has full rights of ownership over such shares, including sole voting and investment power. Mr. Stephenson disclaims beneficial ownership of such shares.

(4)	Information is as of December 31, 2004, and is based on the Schedule 13G dated March 10, 2005 which was filed by the stockholder. The stockholders’ address is 605 Third Avenue, New York, New York 10158-3698. The stockholder’s related parties are registered investment advisers and the shares shown are owned by their advisory clients.

(5)	Information is as of December 31, 2004, and is based on the Schedule 13G dated February 14, 2005, which was filed by the stockholder. The stockholder’s address is 75 State Street, Boston, Massachusetts 02109. The stockholder is a registered investment adviser and the shares shown are owned by advisory clients of the stockholder.

(6)	Information is as of December 31, 2004, and is based on the Schedule 13G dated February 14, 2005, which was filed by the stockholder and certain related parties. The stockholder’s address is 82 Devonshire Street, Boston, Massachusetts 02109. The stockholder is a registered investment adviser and 3,420,100 shares are owned by advisory clients of the stockholder. A wholly-owned bank subsidiary of the stockholder is an investment manager and 118,200 shares are held in institutional accounts.

(7)	Includes 245,000 shares subject to stock options which are currently exercisable or exercisable within 60 days of March 11, 2005, at an average exercise price of $10.40 per share, and 8,456 shares held by the Vintage Petroleum, Inc. 401(k) Plan (the “401(k) Plan”) and allocated to the account of Mr. Barnes.

(8)	Includes 200,000 shares subject to stock options which are currently exercisable or exercisable within 60 days of March 11, 2005, at an average exercise price of $10.17 per share, and 13,996 shares held by the 401(k) Plan and allocated to the account of Mr. Abernathy.

(9)	Includes 115,000 shares subject to stock options which are currently exercisable or exercisable within 60 days of March 11, 2005, at an average exercise price of $11.55 per share, and 14,434 shares held by the 401(k) Plan and allocated to the account of Mr. Sheppard.

(10)	Includes 39,000 shares subject to stock options which are currently exercisable or exercisable within 60 days of March 11, 2005, at an average exercise price of $13.50 per share.

(11)	Includes 1,180 shares held by the 401(k) Plan and allocated to the account of Mr. Dozier.

(12)	Includes 11,000 shares subject to stock options which are currently exercisable or exercisable within 60 days of March 11, 2005, at an average exercise price of $11.15 per share.

(13)	Includes 11,000 shares subject to stock options which are currently exercisable or exercisable within 60 days of March 11, 2005, at an average exercise price of $20.09 per share.

(14)	Includes 1,053,400 shares subject to stock options which are currently exercisable or exercisable within 60 days of March 11, 2005, at an average exercise price of $11.10 per share, and 101,480 shares held by the 401(k) Plan and allocated to the accounts of such individuals. Does not include the shares owned by Mr. George who resigned as a director and executive officer of the Company on February 18, 2004, and Mr. Dozier who resigned as an executive officer of the Company on March 1, 2005.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth certain information with respect to the compensation of the Company’s current and former Chief Executive Officers and each of the Company’s four most highly compensated executive officers other than the Chief Executive Officer, based on salary and bonus earned during fiscal 2004, for services in all capacities to the Company and its subsidiaries during each of the Company’s last three fiscal years.

					Long-Term Compensation
		Annual Compensation			Awards			Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($)(2)	Other Annual Compensation ($)(3)	Restricted Stock Award(s) ($)(4)		Securities Underlying Options/ SARs (#)	Long-Term Incentive Payouts ($)(5)	All Other Compensation ($)
Charles C. Stephenson, Jr., Chairman of the Board of Directors, President and Chief Executive Officer	2004 2003 2002	333,333 200,000 200,000	300,267 -0- -0-	-0- -0- -0-	-0- -0- -0-		-0- -0- -0-	-0- -0- -0-	-0- -0- -0-

S. Craig George(6), Former President and Chief Executive Officer	2004 2003 2002	75,833 440,000 425,000	-0- -0- 106,250	-0- 4,500 -0-	-0- 877,900 276,250	(1)	-0- -0- -0-	1,500,000 -0- -0-	232,050 16,500 11,000	(7)

William C. Barnes, Executive Vice President and Chief Financial Officer	2004 2003 2002	305,000 295,000 285,000	192,321 -0- 57,000	4,750 2,250 -0-	23,633 736,098 176,800	(1)	-0- -0- -0-	819,250 -0- -0-	12,300 14,250 11,000	(7)

William L. Abernathy, Executive Vice President and Chief Operating Officer	2004 2003 2002	295,000 285,000 270,000	186,015 -0- 54,000	4,750 2,250 -0-	156,134 768,602 176,800	(1)	-0- -0- -0-	819,250 -0- -0-	12,300 14,250 11,000	(7)

Larry W. Sheppard, Senior Vice President- New Ventures	2004 2003 2002	222,000 215,000 207,000	104,296 25,800 31,050	-0- -0- -0-	-0- 386,194 110,500	(1)	-0- -0- -0-	-0- -0- -0-	12,300 12,000 11,000	(7)

William E. Dozier(8), Senior Vice President- Business Development	2004 2003 2002	218,000 211,000 207,000	91,516 25,320 31,050	-0- -0- -0-	-0- 654,266 110,500	(1)	-0- -0- -0-	-0- -0- -0-	12,300 12,000 11,000	(7)

(1)	Included in the restricted stock awards for 2003 in the above table are $618,345 (63,000 shares) for Mr. George, $474,065 (48,300 shares) for Mr. Barnes, $453,453 (46,200 shares) for Mr. Abernathy, $329,784 (33,600 shares) for Mr. Dozier, and $284,144 (28,950 shares) for Mr. Sheppard related to restricted stock issued by the Company on February 20, 2003, in exchange for certain stock options held by those individuals. The exchange ratios were based on a Black-Scholes valuation of the various stock options as of January 6, 2003, in order to make the exchange values neutral.
(2)	The bonuses for 2003 and 2004 were awarded under the Company’s Amended and Restated Discretionary Performance Bonus Program. See “Report on Executive Compensation - Discretionary Performance Bonus Program.” The bonuses for 2002 were awarded as discretionary bonuses.
(3)	Does not include the value of perquisites and other personal benefits because the aggregate amount of such compensation, if any, does not exceed the lesser of $50,000 or 10 percent of the total amount of annual salary and bonus for any named individual. The amounts shown for Messrs. George, Barnes and Abernathy represent the dividends declared and paid (at the same rate as paid to stockholders) during 2004, prior to the vesting of the restricted stock awards shown in Long-Term Incentive Payouts.
(4)	Represents the dollar value of the restricted stock award based on the number of shares granted and the market value of the Company’s Common Stock on the grant date. All grants of restricted stock are made under the Company’s 1990 Stock Plan. During the restricted period, dividends are paid on all restricted shares at the same rate as dividends paid to stockholders.

During 2004, Mr. Barnes received a grant for 1,500 shares of restricted stock vesting on June 7, 2005. During 2004, Mr. Abernathy received a grant for 9,400 shares of restricted stock vesting on August 3, 2005.

As of December 31, 2004, the aggregate number of shares of unvested restricted stock held by the named executive officers (excluding the performance-based restricted stock rights shown below under “Long-Term Incentive Plans-Awards in Last Fiscal Year”) and the dollar value of such shares was: Mr. Barnes, 41,700 shares ($946,173); Mr. Abernathy, 48,200 shares ($1,093,658); Mr. Sheppard, 30,967 shares ($702,641); and Mr. Dozier, 34,067 shares ($772,980). The dollar values are based on the closing price of the Company’s Common Stock on December 31, 2004, of $22.69 per share.

(5)	Represents the dollar value of all payouts pursuant to long-term incentive plans. During 2004, Messrs. Barnes and Abernathy each had 50,000 shares of restricted stock vest when the Company’s Common Stock price closed at $15.00 per share or higher for 45 consecutive trading days. Mr. George also had 100,000 shares of restricted stock with the same vesting condition. However, during 2004, the vesting of his 100,000 shares was accelerated in connection with the termination of his employment with the Company. These restricted stock awards were granted on July 10, 2003, and the Company’s Common Stock closed at $11.41 per share on that date.
(6)	Mr. George resigned as a director and an executive officer of the Company on February 18, 2004. See “Employment Agreements and Termination of Employment and Change in Control Arrangements.”
(7)	The amounts shown for Messrs. Barnes, Abernathy, Sheppard and Dozier represent Company contributions to the 401(k) Plan. Mr. George’s amount consists of (a) Company contributions to the 401(k) Plan in the amount of $4,550 and (b) payments made under a Separation Agreement in connection with his resignation from the Company in the amount of $227,500. See “Employment Agreements and Termination of Employment and Change in Control Arrangements.”
(8)	Mr. Dozier resigned as an executive officer of the Company on March 1, 2005. See “Employment Agreements and Termination of Employment and Change in Control Agreements.”

Option/SAR Grants In Last Fiscal Year

There were no options granted to any of the named executive officers of the Company during fiscal 2004. The Company has never granted any stock appreciation rights.

Aggregated Option/SAR Exercises In Last Fiscal Year and FY-End Option/SAR Values

The following table sets forth certain information with respect to options exercised by the named executive officers of the Company during fiscal 2004, and the number and value of unexercised options held by such executive officers at the end of the fiscal year. The Company has never granted any stock appreciation rights.

	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options/SARs at FY-End(#)		Value of Unexercised In-the-Money Options/SARs at FY-End ($)(1)(2)
Name	(#)	($)(1)	Exercisable	Unexercisable	Exercisable	Unexercisable
Charles C. Stephenson, Jr.	-0-	-0-	-0-	-0-	-0-	-0-
S. Craig George	453,020	2,857,782	-0-	-0-	-0-	-0-
William C. Barnes	180,000	1,406,350	245,000	-0-	3,010,300	-0-
William L. Abernathy	164,544	1,310,413	200,000	-0-	2,504,875	-0-
Larry W. Sheppard	90,000	983,525	115,000	-0-	1,280,600	-0-
William E. Dozier	50,000	414,820	165,000	-0-	2,013,225	-0-

(1)	Market value of the underlying securities at exercise date or fiscal year-end, as the case may be, minus the option exercise price.
(2)	The closing price for the Common Stock on the New York Stock Exchange on December 31, 2004, the last trading day of the fiscal year, was $22.69.

Long-Term	Incentive Plans – Awards in Last Fiscal Year

The following table sets forth certain information with respect to certain performance-based awards granted to the named executive officers of the Company during fiscal 2004.

			Estimated Future Payouts Under Non-Stock Price-Based Plans
Name	Number of Shares, Units or Other Rights	Performance or Other Period Until Maturation or Payout	Threshold (#)	Target (#)	Maximum (#)
Charles C. Stephenson, Jr.	-0-	N/A	N/A	N/A	N/A
S. Craig George	-0-	N/A	N/A	N/A	N/A
William C. Barnes	25,000(1)	12/31/06	-0-	25,000	50,000
William L. Abernathy	25,000(1)	12/31/06	-0-	25,000	50,000
Larry W. Sheppard	10,000(1)	12/31/06	-0-	10,000	20,000
William E. Dozier	6,000(1)	12/31/06	-0-	6,000	12,000

(1)	Represent awards of performance-based restricted stock rights under the Company’s 1990 Stock Plan. Under these rights, the executive officer has the ability to earn a number of shares of Common Stock in the amount of 0% to 200% of the number of target shares shown in the table, based upon the Company’s total stockholder return as compared to the total stockholder return of each company in a peer group of companies selected by the Compensation Committee during a performance period commencing on January 1, 2004, and ending on December 31, 2006. The number of shares earned will depend on the Company’s rank among the peer group of companies.

Equity Compensation Plan Information

The following table provides information as of December 31, 2004, concerning shares of our common stock authorized for issuance under our existing equity compensation plans.

	(a)		(b)		(c)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders	1,662,967	(1)	$11.12	(1)	4,241,851	(2)
Equity compensation plans not approved by security holders	—		—		—

Total	1,662,967		$11.12		4,241,851

(1)	Includes 149,667 shares subject to restricted stock rights. The weighted average exercise price does not take these rights into account.
(2)	Represents the total number of shares available for issuance under the Company’s 1990 Stock Plan pursuant to stock options, stock appreciation rights, restricted stock or restricted stock rights. All of the 4,241,851 shares available for issuance under the Company’s 1990 Stock Plan may be awarded as restricted stock or restricted stock rights. Under the Company’s 1990 Stock Plan, 10 percent of the total number of outstanding shares of the Company’s Common Stock, less the total number of shares of Common Stock subject to outstanding awards under any other stock-based plan for the Company’s employees or directors, is available for issuance to key employees and directors of the Company.

Employment Agreements and Termination of Employment and Change in Control Arrangements

The Company has no employment agreements with any of the named executive officers of the Company.

All outstanding awards under the Vintage Petroleum, Inc. 1990 Stock Plan, regardless of any limitations or restrictions, become fully exercisable and free of all restrictions, in the event of a Change in Control of the Company, as defined in such Plan. In such event, with certain exceptions, participants will receive cash payments equal to the value of their outstanding awards based on the “change of control price” as defined in such Plan.

On March 3, 2004, the Company entered into a Separation Agreement with S. Craig George under which Mr. George resigned from employment with the Company and its subsidiaries effective March 10, 2004. Pursuant to such Separation Agreement, the Company made a lump sum payment to Mr. George in the amount of $298,333, which represented (a) a severance payment equal to six months of his base salary and (b) the remaining bonus amounts due to him under the terms of the Company’s Amended and Restated Discretionary Performance Bonus Program for bonuses previously granted to him for 2002 which were payable over time. The Company also extended the period in which Mr. George may exercise each of his outstanding vested stock options granted to him under the Company’s 1990 Stock Plan to the end of the term (i.e., expiration date) of such option. Pursuant to the terms of the Restricted Stock Award Agreements evidencing the shares of restricted stock granted to Mr. George under the Company’s 1990 Stock Plan, such shares vested in full as of the date of his resignation of employment.

On March 23, 2005, the Company entered into an Agreement and Release with William E. Dozier under which Mr. Dozier retired from the Company and its subsidiaries effective March 31, 2005. Pursuant to such Agreement, the Company made a lump sum payment to Mr. Dozier in the amount of $83,254, which represented (a) in recognition of his past service to the Company and as consideration for the release, a payment equal to three months of his base salary, (b) the remaining bonus amount due to him under the terms of the Company’s Amended and Restated Discretionary Performance Bonus Program for a bonus previously granted to him for 2002 which was payable over time, and (c) accrued vacation time. Pursuant to the terms of the Agreement and Release, the shares of restricted stock and restricted stock rights granted to Mr. Dozier under the Company’s 1990 Stock Plan vested in full as of the date of his termination of employment.

Report on Executive Compensation

The Compensation Committee of the Board of Directors administers the Company’s executive compensation program. During 2004, the Committee was comprised of Messrs. Adams, McNabb and Mahaffey, each of whom is an independent director of the Company.

Overall Executive Compensation Policy. The overall policy of the Company’s executive compensation program is to attract, retain and reward executives who are capable of leading the Company in achieving its business objectives and strategies in a highly competitive industry. The executive compensation program basically consists of three elements: salary, awards under the Company’s 1990 Stock Plan, and a discretionary bonus program tied to annual financial and operating performance targets. The Committee retains the services of an independent international consulting firm, Hewitt Associates, to provide information regarding practices and trends in compensation programs and to review and evaluate the Company’s executive compensation program, including a comparison of the Company’s program to compensation practices of peer companies in the oil and gas industry.

Section 162(m) of the Internal Revenue Code of 1986, as amended, provides that no publicly-held company shall be permitted to deduct from its income taxes compensation exceeding $1 million paid to its chief executive officer or any of its four other highest paid executive officers unless (a) the compensation is payable solely on account of the attainment of performance goals, (b) the performance goals are determined by a compensation committee of two or more outside directors, (c) the material terms under which the compensation is paid are disclosed to and approved by the stockholders, and (d) the compensation committee certifies that the performance goals were met. It is possible that the exercises of stock options and the vesting of restricted stock and restricted stock rights awards and bonuses could result in a loss of a deduction. While the Company intends to continue to pursue a strategy of maximizing the deductibility of compensation paid to executive officers, it also intends to maintain the flexibility to take actions that it considers to be in the Company’s best interest and to take into consideration factors other than deductibility.

Salary. The Committee reviews each executive officer’s salary annually. The Committee believes there is necessarily some subjectivity in setting the salaries of the Company’s executive officers and does not follow specific objective performance criteria when setting such salaries. In determining appropriate salary levels for 2004, the Committee primarily considered the individual’s past performance, the past performance of the Company and the individual’s contribution to that performance. The Committee also considered the executive’s level and scope of responsibility, experience, internal equity of the Company’s executive compensation program, and the compensation practices of other companies in the oil and gas industry for executives of similar responsibility. The Committee approves the salary for the Chief Executive Officer of the Company. The Board of Directors approves the salaries of the other executive officers of the Company based upon the recommendation of the Committee.

Discretionary Performance Bonus Program. The Board of Directors has adopted the Vintage Petroleum, Inc. Amended and Restated Discretionary Performance Bonus Program. The purpose of this Program is to enhance stockholder value by providing eligible employees of the Company, including executive officers, with an added incentive to achieve specific annual targets and goals. This Program also allows the Company to remain competitive with its peers in attracting and retaining qualified personnel. The targets and goals are approved by the Board of Directors. In 2004, the Company’s executive officers and all other U.S. employees were eligible for cash incentive awards under this Program. Each executive officer of the Company was eligible to earn an individual award expressed as a percentage of base salary paid during the Program year. Executive officer cash incentive award opportunities varied by level of responsibility. There was no minimum incentive award. The maximum percentage of base salary payable as a cash incentive award was 75%, 105% or 150%, depending on the executive officer’s position. Awards may be granted if specified Company financial and operating performance targets and individual performance levels are achieved and the Board of Directors determines to grant such bonuses. During 2004, Company financial and operating performance targets were based on the Company’s production, production replacement, lease operating costs, and reserve additions through acquisitions. The individual performance levels were based on the Company’s performance evaluation system. The weighting between the Company targets and the individual performance levels varied depending on the executive officer’s position. Bonuses to all eligible employees are paid in full promptly after they are granted. Total bonus awards to all eligible employees for a given Program year may not exceed 2.5% of operating cash flow (as defined in the Program) of the Company. The Program provisions may be modified by the Board of Directors at any time and bonuses under the Program are at the discretion of the Board of Directors.

During 2004, the Company targets were exceeded in some instances, met in other instances and not met in some instances. As a result, the Board of Directors, upon the recommendation of the Committee, awarded bonuses under the Program to all executive officers at levels ranging from approximately 56 to 66% of bonus maximums.

Restricted Stock and Restricted Stock Rights Awards. During 2004, the Committee relied upon restricted stock and restricted stock rights awards to compensate the executive officers of the Company. The Committee believes that such awards enhance the retentive and incentive impact of equity compensation awards and advance further the Company’s philosophy of employees, including executive officers, as owners. The Company is committed to the concept of executive officers as owners because it believes that it helps the Company attract and retain the very best executive officers and aligns their interests with those of the

Company’s stockholders. Restricted stock awards represent shares of Common Stock. The shares are considered “restricted” because they are subject to forfeiture and restrictions on transfer prior to vesting, which may be tied to a specified time period or the achievement of certain performance goals. Restricted stock rights represent the right to receive shares of Common Stock upon vesting. The rights are “restricted” because they are subject to forfeiture and restrictions on transfer prior to vesting, which may be tied to a specified time period or achievement of certain performance goals, and the related issuance of shares.

Restricted stock and restricted stock rights awards granted to executive officers during 2004, were based on the subjective evaluation of the executive’s ability to influence the Company’s long-term growth and profitability and to reward outstanding past individual performance and contributions to the Company. The Committee also considered the executive’s level and scope of responsibility, experience, internal equity of the Company’s executive compensation program, and the compensation practices of other companies in the oil and gas industry for executives of similar responsibility. The restricted stock granted in 2004 to executive officers (10,900 shares) vests after one year. The restricted stock rights granted in 2004 to executive officers are all performance-based (i.e., the rights only vest if certain performance targets are satisfied over a three-year period). The performance targets are based upon the Company’s total stockholder return as compared to the total stockholder return of each company in a peer group of companies selected by the Committee during a performance period commencing on January 1, 2004, and ending on December 31, 2006. The number of restricted stock rights earned, if any, will vary from 0% to 200% of the base level of the award depending on the Company’s rank among the peer group of companies.

CEO Compensation. During 2004, Mr. George served as President and Chief Executive Officer of the Company until February 18, 2004. His base salary for 2004 was determined by the Committee in the same manner utilized by the Committee and the Board of Directors when determining salaries for the Company’s other executive officers as described above. During 2004, no awards were granted to Mr. George under the Company’s 1990 Stock Plan. No bonuses were granted to Mr. George for 2004 under the Discretionary Performance Bonus Program described above. As described above, the Company entered into a Separation Agreement with Mr. George. Given his approximately 12 years of dedicated service to the Company, the Board of Directors approved a modest severance payment equal to six months of his base salary and gave him additional time to exercise his vested stock options, which would have otherwise terminated on the date of his termination of employment.

On February 18, 2004, Mr. Stephenson, Chairman of the Board, reassumed the positions of President and Chief Executive Officer of the Company. Effective May 1, 2004, the Committee increased his annual base salary from $200,000 to $400,000, as a result of his increased responsibilities. Mr. Stephenson was granted a bonus of $300,267 for 2004 under the Discretionary Performance Bonus Program described above. Under the Program, the maximum amount that the Chief Executive Officer may earn is 150% of his base salary.

During 2004, the Committee desired to grant to Mr. Stephenson performance-based restricted stock rights under the Company’s 1990 Stock Plan of the type granted to the other executive officers of the Company as described above. However, Mr. Stephenson, as a co-founder of the Company, is not eligible to receive awards under the 1990 Stock Plan. Accordingly, during 2004, in lieu of restricted stock rights, the Committee established a performance-based cash bonus program for Mr. Stephenson (the “CEO Bonus Program”), the purpose of which is to provide Mr. Stephenson with added incentive to enhance stockholder value by achieving certain specific performance goals. The CEO Bonus Program establishes a base cash amount of $1,200,000 (the “Base Amount”). Under the CEO Bonus Program, Mr. Stephenson has the ability to earn a cash bonus in the amount of 0% to 200% of the Base Amount (or $0 to $2,400,000), based upon the Company’s total stockholder return as compared to the total stockholder return of each company in a peer group of companies selected by the Committee during a performance period commencing on January 1, 2004, and ending on December 31, 2006. The amount of the cash bonus earned, if any, will depend on the Company’s rank among the peer group of companies.

Board of Directors William L. Abernathy Rex D. Adams William C. Barnes Bryan H. Lawrence Joseph D. Mahaffey John T. McNabb, II Gerald J. Maier Charles C. Stephenson, Jr.	Compensation Committee John T. McNabb, II (Chairman for 2004) Rex D. Adams Joseph D. Mahaffey

The Report on Executive Compensation shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Compensation Committee Interlocks and Insider Participation

During 2004, no member of the Compensation Committee was an officer or employee of the Company or any of its subsidiaries. During 2004, none of the Company’s executive officers served on the board of directors or on the compensation committee of any other entity who had an executive officer that served either on the Company’s Board of Directors or on its Compensation Committee

Performance Graph

The following graph compares the yearly percentage change in the cumulative stockholder return on the Company’s Common Stock during the period commencing January 1, 2000, and ending on December 31, 2004, with the cumulative total return on the S&P 500 Index and the Dow Jones U.S. Exploration & Production Index. The Dow Jones U.S. Oil Companies, Secondary Index, which was the index used in last year’s performance graph as “New Index” is no longer provided by Dow Jones and cannot be calculated for this year. Since that index is no longer available, the Company is using the Dow Jones U.S. Exploration & Production Index. The comparison assumes $100 was invested on December 31, 1999, in the Company’s Common Stock and in each of the foregoing indices and assumes reinvestment of dividends.

The above performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

REPORT OF THE AUDIT COMMITTEE

The role of the Audit Committee is to assist the Board of Directors in its oversight of the Company’s financial reporting process, including the system of internal controls. Management has the primary responsibility for the Company’s financial statements and the financial reporting process, including the system of internal controls. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s financial statements and internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board and to issue a report thereon. The Audit Committee monitors these processes.

In the performance of its oversight function, the Audit Committee has reviewed and discussed with management and the independent registered public accounting firm the Company’s audited financial statements as of and for the year ended December 31, 2004. The Audit Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended and supplemented.

The Audit Committee has received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended and supplemented, and has discussed with the independent registered public accounting firm its independence.

The Audit Committee has also discussed with the Company’s internal auditor and independent registered public accounting firm, with and without management present, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

Based on the reviews and discussions referred to above, and subject to the limitations on the role and responsibilities of the Audit Committee referred to in the Audit Committee Charter, the Audit Committee recommended to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004.

Audit Committee

John T. McNabb, II (Chairman)

Bryan H. Lawrence

Joseph D. Mahaffey

Gerald J. Maier

The Report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

CERTAIN TRANSACTIONS

Since January 1, 2004, certain executive officers of the Company have been indebted to the Company in amounts in excess of $60,000 under various notes. The following table sets forth, as to the persons shown, the largest amounts of their indebtedness outstanding during such period and the interest rates, maturity dates and the outstanding balances of such indebtedness as of March 11, 2005:

Name	Largest Amount of Indebtedness(1)(2)		Range of Maturity Dates of Notes	Outstanding Balance at March 11, 2005 (1)(2)
William C. Barnes	72,550	(3)	N/A	-0-
William L. Abernathy	989,876	(4)	N/A	-0-

(1)	This indebtedness was incurred to fund the purchase of shares of Common Stock upon exercise of options under the Company’s Stock Option Plans and was secured by shares of Common Stock.
(2)	The interest on this indebtedness was at Mellon Bank, N.A. prime rate.
(3)	In connection with the maturities of the balance of this indebtedness, on May 8, 2004, Mr. Barnes transferred in the aggregate 5,438 shares of Common Stock owned by him to the Company in full satisfaction of such indebtedness.
(4)	In connection with the maturities of the balance of this indebtedness, on July 10, 2004, Mr. Abernathy transferred in the aggregate 63,059 shares of Common Stock owned by him to the Company in full satisfaction of such indebtedness.

In accordance with the Sarbanes-Oxley Act of 2002, the Company in the future will not make loans to executive officers of the Company or otherwise materially modify or renew any existing loans to executive officers of the Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers, and persons who own more than 10 percent of the Common Stock, to report their initial ownership of the Common Stock and any subsequent changes in that ownership to the SEC and the New York Stock Exchange, and to furnish the Company with a copy of each such report. SEC regulations impose specific due dates for such reports, and the Company is required to disclose in this Proxy Statement any failure to file by these dates during and with respect to fiscal 2004.

To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during and with respect to fiscal 2004, all Section 16(a) filing requirements applicable to its officers, directors and more than 10 percent stockholders were complied with.

OTHER MATTERS

Matters Which May Come Before the Annual Meeting

The Board of Directors knows of no matters other than those described in this Proxy Statement which will be brought before the Annual Meeting for a vote of the stockholders. If any other matter properly comes before the Annual Meeting for a stockholder’s vote, the persons named in the accompanying proxy will vote thereon in accordance with their best judgment. The Company’s By-laws require that for business to be properly brought before a meeting of stockholders by a stockholder, notice must be received by the Secretary of the Company not less than 45 nor more than 90 days before the meeting. The notice must contain a brief description of the business proposed to be brought before the meeting.

Proposals of Stockholders

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, proposals of stockholders intended to be presented at the Company’s 2006 Annual Meeting of Stockholders must be received at the principal executive offices of the Company, 110 West Seventh Street, Tulsa, Oklahoma 74119, on or before December 7, 2005, to be considered for inclusion in the Company’s proxy statement and accompanying proxy for that meeting.

In accordance with the Company’s By-laws, any stockholder who intends to present a proposal at the Company’s 2006 Annual Meeting of Stockholders and has not sought inclusion of the proposal in the Company’s proxy statement and accompanying proxy pursuant to Rule 14a-8, must provide the Company with notice of such proposal no later than March 25, 2006, in order for such proposal to be properly brought before the meeting.

By Order of the Board of Directors,

/s/    William C. Barnes

William C. Barnes

Secretary

April 6, 2005

Tulsa, Oklahoma

EXHIBIT A

CATEGORICAL STANDARDS UTILIZED BY BOARD OF DIRECTORS

WHEN DETERMINING DIRECTOR INDEPENDENCE

A Director will not be independent if:

(i) The Director is, or has been within the last three years, an employee of the Company;

(ii) An immediate family member of the Director is, or has been within the last three years, an executive officer of the Company;

(iii) The Director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Company, other than Director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not in any way contingent on continued service);

(iv) The Director or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor; the Director is a current employee of such a firm; the Director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or the Director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time;

(v) The Director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee;

(vi) The Director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues; or

(vii) The Director serves as an executive officer of a tax exempt organization that has received, within the preceding three years, contributions in any single fiscal year from the Company to the organization that exceeded the greater of $1 million, or 2% of such tax exempt organization’s consolidated gross revenues.

For purposes of these standards, the term “immediate family member” means a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than domestic employees) who share such person’s home, but excluding any person who is no longer an immediate family member as a result of legal separation or divorce or those who have died or become incapacitated.

For relationships of a Director with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company) that do not fall within the above categories, the Board of Directors will determine, after considering all relevant facts and circumstances, whether the relationship is material, and therefore, whether the Director is independent.

A-1

EXHIBIT B

AMENDMENT NUMBER 8

TO

VINTAGE PETROLEUM, INC.

1990 STOCK PLAN

1. Introduction. The Vintage Petroleum, Inc. 1990 Stock Plan, as amended (the “Plan”) authorizes the grant of awards to key employees (including officers and directors who are employees) of Vintage Petroleum, Inc. (the “Company”) as well as to non-employee directors of the Company, except that Charles C. Stephenson, Jr. and Jo Bob Hille, who were co-founders of the Company, are currently not eligible to receive awards under the Plan.

2. Purpose. The purpose of this Amendment is to remove the restriction on granting awards to Charles C. Stephenson, Jr. and Jo Bob Hille, and specifically to allow Charles C. Stephenson, Jr. to become eligible to receive awards under the Plan. Mr. Hille is no longer an employee or director of the Company.

3. Amendment. The first sentence of Section 3 (Eligibility) of the Plan shall be deleted in its entirety and the following shall be inserted in lieu thereof:

“The individuals who shall be eligible to participate in the Plan shall be (a) key or potential key employees (including officers and directors who are employees) of the Corporation or of its Subsidiaries, and (b) non-employee directors of the Corporation.”

4. No Change. Except as specifically set forth herein, this Amendment does not change the terms of the Plan.

5. Effective Date. This Amendment shall take effect and be adopted on the date that the stockholders of the Company approve this Amendment.

Executed this 16th day of March, 2005.

ATTEST:	VINTAGE PETROLEUM, INC.

/s/ William C. Barnes	By: /s/ Charles C. Stephenson, Jr.
William C. Barnes	Charles C. Stephenson, Jr.
Secretary	Chairman, President and
Chief Executive Officer

B-1

VINTAGE PETROLEUM, INC.

This Proxy is Solicited on Behalf of the Board of Directors

for the Annual Meeting of Stockholders to be held May 10, 2005

The undersigned hereby appoints Charles C. Stephenson, Jr., William L. Abernathy and William C. Barnes, and each of them, with full power of substitution, as proxies to represent and vote all of the shares of Common Stock the undersigned is entitled to vote at the Annual Meeting of Stockholders of Vintage Petroleum, Inc. to be held on the 10th day of May, 2005, at 10:00 a.m., local time, in the Tulsa Room on the 9th Floor, Bank of Oklahoma Tower, One Williams Center, Tulsa, Oklahoma, and at any and all adjournments thereof, on all matters coming before said meeting.

PLEASE MARK, SIGN AND DATE THE PROXY ON THE OTHER SIDE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

(Continued and to be marked, dated and signed on other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

é    FOLD AND DETACH HERE    é

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THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1, 2 AND 3 AND “AGAINST” STOCKHOLDER PROPOSAL 4.	Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

THE BOARD RECOMMENDS A VOTE FOR ITEMS 1, 2 AND 3.

1. ELECTION OF DIRECTORS. Nominees: 01 Charles C. Stephenson, Jr. and 02 Joseph D. Mahaffey as Class III Directors.	FOR all nominees listed (except as marked to the contrary in the space provided) ☐	WITHHOLD AUTHORITY to vote for all nominees listed ☐	3. Ratification of Ernst & Young LLP as independent registered public accounting firm of the Company for 2005.	FOR ☐	AGAINST ☐	ABSTAIN ☐

INSTRUCTIONS: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided.			THE BOARD RECOMMENDS A VOTE AGAINST ITEM 4. 4. Stockholder Proposal on Climate Change Report.	FOR ☐	AGAINST ☐	ABSTAIN ☐

5. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and at any and all adjournments thereof.

2. Approval of Amendment Number 8 to Vintage Petroleum, Inc. 1990 Stock Plan.	FOR ☐	AGAINST ☐	ABSTAIN ☐

Signature                                                                  Signature                                                                  Date

Please sign exactly as name appears herein, date and return promptly. When shares are held by joint tenants, both must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by duly authorized officer and give title of officer. If a partnership, please sign in partnership name by authorized person and give title or capacity of person signing.

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Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.proxyvoting.com/vpi Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Telephone 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,

you do NOT need to mail back your proxy card.